Filed Pursuant to Rule 424(b)(5)
Registration No. 333-159065

Prospectus Supplement April 29, 2010 (To Prospectus dated June 1, 2009)
Baker Hughes Incorporated
344,752 Shares
Common Stock

     We are registering a total of up to 344,752 shares of our common stock that are issuable to certain former employees and non-employee directors of BJ Services Company (“BJ Services” or “BJS”) upon the exercise of certain options issued under the BJ Services Company 1995 Incentive Plan (as amended), the BJ Services Company 1997 Incentive Plan (as amended), the BJ Services Company 2000 Incentive Plan (as amended), and the Amended and Restated BJ Services Company 2003 Incentive Plan (as amended), each of which we have agreed to assume in connection with our acquisition of BJ Services. The exercise prices of the options we have assumed range from approximately $27.77 to $77.84 per share of our common stock. If all such former employees and non-employee directors purchase all of the shares of our common stock subject to the assumed options, we will receive aggregate proceeds of up to approximately $18.8 million.
     Our common stock is listed for trading on the New York Stock Exchange (the “NYSE”) under the symbol “BHI.” On April 27, 2010, the last reported sales price of our common stock on the NYSE was $50.94 per share.
     See “Risk Factors” beginning on page S-2 of this prospectus supplement and in our annual report on Form 10-K for the year ended December 31, 2009, which is incorporated by reference in this prospectus supplement and the accompanying prospectus.

     None of the Securities and Exchange Commission, any state securities commission or any other regulatory body has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Prospectus Supplement

Page
About This Prospectus Supplement	S-ii
Where You Can Find More Information	S-ii
Forward-Looking Statements	S-iii
Summary	S-1
Risk Factors	S-2
Use of Proceeds	S-2
BJ Services Stock Option Plans	S-2
Plan of Distribution	S-9
Legal Matters	S-9
Experts	S-9
Prospectus
     You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document is accurate only as of the date of this document.

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT
     This prospectus supplement is a supplement to the accompanying prospectus. This prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the Securities and Exchange Commission (“SEC”) using a “shelf” registration process. Under the shelf process, we may, from time to time, issue and sell to the public any combination of the securities described in the accompanying prospectus.
     This prospectus supplement describes the specific terms of the common stock we are offering and certain other matters relating to us. The accompanying prospectus gives more general information about securities we may offer from time to time, some of which does not apply to the common stock we are offering. Generally, when we refer to the prospectus, we are referring to this prospectus supplement combined with the accompanying prospectus. If the information in this prospectus supplement conflicts with the information in the accompanying prospectus, you should rely on the information in this prospectus supplement.
WHERE YOU CAN FIND MORE INFORMATION
     We file annual, quarterly and current reports, proxy statements and other information with the SEC (File No. 001-9397). Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov and at our website at http://www.bakerhughes.com. You may also read and copy at prescribed rates any document we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the SEC’s public reference room by calling the SEC at 1-800-SEC-0330.
     Our common stock is listed on the New York Stock Exchange under the symbol “BHI.” Our reports, proxy statements and other information may be read and copied at the New York Stock Exchange at 11 Wall Street, 5th Floor, New York, New York 10005.
     The SEC allows us to “incorporate by reference” the information that we file with them, which means that we can disclose important information to you by referring you to other documents. The information incorporated by reference is an important part of this prospectus supplement, and information that we file after the date of this prospectus supplement will automatically update and supersede this information. We incorporate by reference the following documents and all documents that we subsequently file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than, in each case, information furnished rather than filed):
•	our annual report on Form 10-K for the year ended December 31, 2009;

•	our definitive proxy statement on Schedule 14A, filed with the SEC on March 3, 2010;

•	our current reports on Form 8-K, filed with the SEC on February 4, 2010, February 23, 2010, March 16, 2010, March 22, 2010, March 31, 2010, April 1, 2010, April 7, 2010, April 23, 2010, April 28, 2010 and April 29, 2010; and

•	the description of our common stock set forth in the registration statement on Form 8-A/A, filed with the SEC on August 24, 2007.
     You may request a copy of these filings (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing), at no cost, by writing to us at the following address or calling the following number:
Baker Hughes Incorporated
Attention: Corporate Secretary
2929 Allen Parkway, Suite 2100
Houston, Texas 77019
(713) 439-8600

S-ii

FORWARD-LOOKING STATEMENTS
     We have made in this prospectus supplement and in the reports and documents incorporated herein by reference, and may from time to time otherwise make in other public filings, press releases and discussions with our management, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act (each, a “forward-looking statement”). The words “anticipate,” “believe,” “ensure,” “expect,” “if,” “intend,” “estimate,” “project,” “forecasts,” “predict,” “outlook,” “aim,” “will,” “could,” “should,” “would,” “may,” “likely” and similar expressions, and the negative thereof, are intended to identify forward-looking statements. Our forward-looking statements are based on assumptions that we believe to be reasonable but that may not prove to be accurate. The statements do not include the potential impact of future transactions, such as an acquisition, disposition, merger, joint venture or other transaction that could occur. We undertake no obligation to publicly update or revise any forward-looking statement. Our expectations regarding our business outlook, including changes in revenue, pricing, expenses, capital spending, backlogs, profitability, tax rates, strategies for our operations, impact of our common stock repurchases, oil and natural gas market conditions, market share and contract terms, costs and availability of resources, economic and regulatory conditions, environmental matters and the ability to integrate the operations of Baker Hughes and BJ Services as well as the amount and timing of any cost savings synergies or other efficiencies expected to result from the acquisition of BJ Services in the merger are only our forecasts regarding these matters.
     All of our forward-looking information is subject to risks and uncertainties that could cause actual results to differ materially from the results expected. Although it is not possible to identify all factors, these risks and uncertainties include the risk factors and the timing of any of those risk factors identified under “Risk Factors” beginning on page S-2 of this prospectus supplement as well as the risk factors described in our annual report on Form 10-K for the year ended December 31, 2009, and those set forth from time to time in our other filings with the SEC. These documents are available through our website or through the SEC’s Electronic Data Gathering and Analysis Retrieval System (“EDGAR”) at http://www.sec.gov.

S-iii

SUMMARY
     This summary does not contain all of the information that may be important to you. You should read carefully the entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference for a more complete understanding of our business, our financial condition and the terms of this offering. You should read “Risk Factors” beginning on page S-2 of this prospectus supplement and in our annual report on Form 10-K for the year ended December 31, 2009 for more information about important risks that you should consider before making a decision to purchase common stock in this offering.
     “We,” “us,” “our,” the “Company” and “Baker Hughes” as used in this prospectus supplement and the accompanying prospectus refer solely to Baker Hughes Incorporated and its subsidiaries, unless the context otherwise requires.
Baker Hughes Incorporated
     We are engaged in the oilfield services industry. We are a major supplier of wellbore related products and technology services, including products and services for drilling, formation evaluation, completion and production and reservoir technology and consulting to the worldwide oil and natural gas industry.
     Our principal executive offices are located at 2929 Allen Parkway, Suite 2100, Houston, Texas 77019, and our telephone number is (713) 439-8600.
     On April 28, 2010, we acquired BJ Services pursuant to the terms of a merger agreement (the “Merger Agreement”) entered into as of August 30, 2009. Pursuant to the Merger Agreement, BJ Services stockholders received 0.40035 shares of the Company’s common stock and $2.69 in cash for each share of BJ Services common stock. In addition, we agreed to assume outstanding options to acquire shares of BJ Services common stock previously issued by BJ Services, including those held by certain former employees and non-employee directors of BJ Services, and assume BJ Services stock plans.
The Offering

Issuer	Baker Hughes Incorporated, a Delaware corporation.

Securities Offered	344,752 shares of common stock, par value $1.00 per share (the “Shares”), all of which are issuable to certain former employees and non-employee directors of BJ Services pursuant to options assumed by the Company in connection with the merger.

Use of Proceeds	If all the options to acquire common stock held by former employees and non-employee directors of BJ Services are exercised in full, we will receive total cash proceeds of approximately $18.8 million. We intend to use these net proceeds for general corporate purposes.

New York Stock Exchange Symbol	“BHI”

RISK FACTORS
     Your investment in our common stock involves certain risks. In consultation with your own financial and legal advisers, you should carefully consider, among other matters, the discussion of risks relating to our business under the caption “Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2009, before deciding whether an investment in our common stock is suitable for you. If any of these risks actually occurs, our business, results of operations and financial condition may suffer. As a result, the trading price of our common stock may decline, and you might lose part or all of your investment.
USE OF PROCEEDS
     If all of the assumed options granted to former employees and non-employee directors of BJ Services are exercised in full, we will issue 344,752 shares of our common stock for total cash proceeds of approximately $18.8 million. We currently intend to use the net proceeds from any exercises of these options for general corporate purposes. General corporate purposes may include acquisitions, additions to working capital, capital expenditures, repayment of debt and repurchases and redemptions of securities. The precise amount and timing of the application of such proceeds will depend upon our funding requirements and the availability and cost of other capital. Pending any specific application, we may initially invest funds in short-term marketable securities or apply them to the reduction of short-term indebtedness.
BJ SERVICES STOCK OPTION PLANS
Overview
     On April 28, 2010, we acquired BJ Services. Pursuant to the Merger Agreement, we agreed to assume outstanding stock options to purchase shares of common stock of BJ Services held by certain former employees and non-employee directors of BJ Services. Those options were issued by BJ Services under the BJ Services Company 1995 Incentive Plan (as amended, the “1995 plan”), the BJ Services Company 1997 Incentive Plan (as amended, the “1997 plan”), the BJ Services Company 2000 Incentive Plan (as amended, the “2000 plan”), and the Amended and Restated BJ Services Company 2003 Incentive Plan (as amended, the “2003 plan”) (collectively, the “plans”). Upon the completion of the merger, those options became exercisable to purchase shares of our common stock, subject to appropriate adjustments to the number of shares and the exercise price of each such option. This prospectus supplement relates to the shares of our common stock that may be issued upon exercise of those assumed options.
     This prospectus supplement only discusses the treatment of stock options held by former employees and non-employee directors of BJ Services that were assumed by us under the Merger Agreement.
     If there is an inconsistency between this document and the provisions of the plans, the plans will govern.
In General
Q.	What was the purpose of the plans?

A.	The purpose of the plans was to promote the interests of BJ Services and the interests of its stockholders by encouraging its employees, employees of its subsidiaries and affiliated entities and its nonemployee directors to acquire or increase their equity interest in BJ Services and to relate compensation to BJ Services’ performance goals, thereby giving employees and directors an added incentive to work toward BJ Services’ continued growth and success.

Q.	When will the plans terminate?

A.	The 1995 plan terminated on December 31, 2004, and the 1997 plan terminated on December 11, 2007. No additional awards may be made under the 1995 plan, or the 1997 plan. The Board of Directors has the authority to terminate the other plans at any time. Unless the Board terminates those plans earlier, the 2000 plan will terminate on December 7, 2010, and the 2003 plan will terminate on November 20, 2013.

Q.	What happens to your stock option if the plan under which it was granted terminates?

A.	Your stock option will not be affected by the termination of the plan. Any stock options that are outstanding at the time the plan is terminated will continue until the stock option is no longer exercisable or terminates according to the specific terms of the grant.

Q.	Who was eligible to participate in the plans?

A.	Stock option grants were made on a discretionary basis under the plans to employees of BJ Services and employees of any subsidiaries and affiliated entities of BJ Services. BJ Services also made stock option grants (other than incentive stock options or “ISOs,” as they are referred to in this prospectus) to directors of BJ Services who were not employees or officers of BJ Services or employees or officers of its subsidiaries or affiliated entities.

Q.	Who administers the plans?

A.	A committee of two or more of our nonemployee directors, appointed by the Board of Directors (the “Committee”), administers and interprets the terms of the plans. Currently, the Compensation Committee of our Board of Directors serves as this Committee. Under the 1997 plan, the 2000 plan and the 2003 plan, the Committee may delegate its duties to our President.

Q.	What is the authority of the Committee?

A.	Generally, subject to the provisions of the plans, the Committee has the authority to:
•	interpret the provisions of the plans and stock options,

•	make rules and determinations to enable it to administer the plans,

•	determine the amounts, terms and types of stock options granted to employees and nonemployee directors and select employees and nonemployee directors to receive stock options, and

•	correct any defect, supply any omission or reconcile any inconsistency in the plans or in any stock options, in the manner and to the extent that the Committee deems desirable.
Q.	Can we amend the plans or change your stock option?

A.	The Board of Directors may amend, suspend or terminate the plans or change your stock option, except that (1) generally, your stock option cannot be terminated or adversely affected in any material respect without your consent and (2) stockholder approval would be required for some amendments, including any amendment that would extend the term of the plan, increase the number of shares under the plan (other than as a result of a stock split or the like), reduce stock option exercise prices, change the class of eligible persons or otherwise amend the plan in a manner that would constitute a “material revision” under the rules of the New York Stock Exchange.

Q.	Is your stock option transferable?

A.	Generally, no. Unless otherwise provided in the agreement setting the terms and conditions of your stock option, a stock option may not be transferred by you except upon your death, by will or by the laws of descent and distribution. Under the 1997 plan, the 2000 plan and the 2003 plan, the Committee may provide that you may transfer a nonqualified stock option, referred to in this prospectus as an “NQSO,” on such specified conditions as the Committee may approve.

Q.	What is the total number of shares of our Common Stock reserved for stock options under the plans?

A.	We have reserved a total of 344,752 shares of our Common Stock for stock options. Stock that is issued under the plans may be authorized but unissued shares or shares that have been issued and reacquired by us.

Q.	How can you receive information on the status of your stock option or obtain a copy of the plans?

A.	We may periodically issue reports on the status of your stock option. You also can obtain information and reports about the plans and the status of your stock option by contacting BJ Services Company or by writing to:

BJ Services Company LLC
4601 Westway Park Blvd
Houston, Texas 77041
Attention: Lee Whitley
Copies of the plans are available upon request from Baker Hughes Incorporated
Baker Hughes Incorporated
2929 Allen Parkway, Suite 2100
Houston, Texas 77019-2118
Attention: Corporate Secretary
Option Awards
Q.	What is an award?

A.	An award is the grant of a stock option. A stock option is a right, granted under the plans, to purchase a specific number of shares of common stock under set terms and at a set price. The actual purchase of shares covered by a stock option is called the exercise of the stock option.

Q.	Will stock options be granted following the consummation of the merger within the meaning of the Merger Agreement (the “Merger”)?

A.	No. We will not grant any stock options under the plans following the consummation of the Merger.

Q.	How was the amount of an award determined?

A.	The Executive Compensation Committee of BJ Services determined the amount of each award on a purely discretionary basis.

Q.	Are there any restrictions on the sale of the shares you receive upon exercise of a stock option or otherwise in connection with a stock option?

A.	You may sell the shares you receive upon exercise of your stock option unless the terms of your stock option impose restrictions on sale, or unless you are an “affiliate” of the Company or a Section 16 insider. All participants in the plans must comply with the securities laws that prohibit trading by persons who have material undisclosed information, which is also known as “inside information,” about the Company.

Only members of the Board of Directors and a few members of management may be considered affiliates or Section 16 insiders. You will be notified, if you have not been notified already, if you become an affiliate or Section 16 insider, and, in that case, we will provide you with further information on the restrictions and reporting obligations that apply to you.
Stock Options
Q.	What is a stock option?

A.	A stock option is a right, granted under the plans, to purchase a specific number of shares of Common Stock under set terms and at a set price. The actual purchase of shares covered by a stock option is called the exercise of the stock option.

Q.	How did the Merger affect the number of shares that are subject to your stock option?

A.	Following the consummation of the Merger, the number of shares that are subject to your stock option is equal to the product of (x) the number of shares of BJS common stock subject to the stock option immediately prior to the Merger and (y) the “Stock Award Exchange Ratio”, rounded down to the nearest whole share. The “Stock Award Exchange Ratio” is the sum of (a) 0.40035 and (b) the quotient obtained by dividing $2.69 by the average of the closing prices of a share of Common Stock on the New York Stock Exchange, as reported in the Wall Street Journal, for the five consecutive trading days immediately preceding the third trading day before the closing of the Merger.

The number of shares of Common Stock subject to each stock option will be listed on your stock option assumption agreement.

Q.	Did receiving a stock option under the plans affect the terms of your employment or directorship?

A.	No. Your receipt of a stock option did not affect the status of your employment or directorship or any compensation or employee benefits you received from BJ Services, nor will any income that results from the exercise of your stock option be considered as covered compensation for any employee benefit plans or overtime pay calculations. In addition, the grant of a stock option is not a contract of employment, nor does it guarantee future employment with us.

Q.	When can you exercise your stock options?

A.	You may exercise your stock option before the option period expires. You should review the terms of each of your grants very carefully. Your stock option agreement indicates the date on which your stock option period expires.

Q.	Can you exercise your stock option for less than all of the shares covered by the stock option?

A.	Yes.

Q.	What will happen to the remaining portion of your stock option if you exercise your stock option for less than all of the shares covered by it?

A.	The remaining portion of your stock option will continue to be exercisable in accordance with the stock option agreement.

Q.	Do you have to exercise your stock option?

A.	No.

Q.	Are there any restrictions on the exercise of your stock option?

A.	Generally, the restrictions on the exercise of a stock option are set forth in your stock option agreement. In addition, all approvals required by the New York Stock Exchange (and other securities exchanges, if applicable) and under applicable law must have been received. You may also be subject to insider trading restrictions under securities laws.

Q.	What is an exercise price?

A.	The exercise price of a stock option is the purchase price per share of common stock.

Q.	How was the exercise price modified after the consummation of the Merger?

A.	Following the consummation of the Merger, the exercise price to purchase a share of Common Stock of the Company is equal to the quotient of (i) the exercise price under the assumed option to purchase a share of BJ Services common stock immediately prior to the Merger divided by (ii) the Stock Award Exchange Ratio (as defined above), rounding up to the nearest whole cent.

Q.	Where can you find the exercise price of a stock option?

A.	Your stock option agreement, as modified by your stock option assumption agreement, states the exercise price of a stock option.

Q.	How do employees and former employees exercise a stock option?

A.	To exercise a stock option, you must first open a brokerage account with Charles Schwab. You can open a brokerage account online at the following website: http://scs.schwab.com/stock_plan_services/scaa/get_started.html; or, if you prefer, you may download and print an application at the following website: http://equityawardcenter.schwab.com. Once you have opened a brokerage account with Charles Schwab you may exercise a stock option online at the following website: http://equityawardcenter.schwab; or by calling 1-800-654-2593.

Q.	How do non-employee directors exercise a stock option?

A.	You must give us written notice of your desire to exercise all or a portion of your stock option. This notice should specify the date of the grant and the number of shares of stock you wish to purchase, and should be accompanied by payment in full of the appropriate exercise price, together with any required withholding tax. Written notice should be provided to the following address:
BJ Services Company LLC
4601 Westway Park Blvd
Houston, Texas 77041
Attention: Lee Whitley

Q.	How do you pay for the shares when you exercise a stock option?

A.	When you exercise a stock option, you must pay the exercise price, together with any required withholding tax. You may pay the exercise price by cash or check, with other shares of the Company’s Common Stock you already own, by a cashless exercise through a broker (subject to compliance with Company procedures), or by a combination of these payment methods. These payment methods are subject to other requirements and conditions set forth in the plans.

Q.	After your stock options vest, will we exercise them for you automatically?

A.	No.

Q.	Do you have any rights as a stockholder with respect to the shares subject to your stock option?

A.	No. While you hold your stock option, you do not have any rights as a stockholder of the Company, such as voting rights. But once you exercise your stock option and shares are issued in your name (or to your account with a brokerage firm), you have the same rights other stockholders have as long as you continue to own the shares.

Q.	What happens if there is a change in our Common Stock, such as a stock split?

A.	If there is an adjustment in the outstanding shares of our Common Stock, a corresponding adjustment will be made to the stock option price and/or number of shares available under any outstanding stock option. For example, if there is a two-for-one stock split, the number of shares available under your stock option would double and the option price would be divided by two. If there were any other recapitalizations of our capital structure, the Committee would make adjustments to outstanding stock options, generally to maintain the proportionate interest of stock option holders. These changes by the Committee are final and binding, subject to stockholder approval, if required.

Q.	Are your stock options fully vested?

A.	Yes. Upon the approval of the Merger Agreement by BJS stockholders, each then outstanding stock option granted under the plans that was not fully vested became fully vested.

Q.	How will the consummation of the Merger affect the expiration of the assumed stock options held by optionees who have not terminated service prior to that time?

A.	Each such stock option that was granted by BJS and assumed by the Company will be exercisable in accordance with the terms of the plans and your stock option agreement.

Q.	How does the 90-day surrender feature contained in the plans (the “Surrender Feature”) apply to the stock options following the consummation of the Merger?

A.	Following the consummation of the Merger, each assumed stock option that was vested and exercisable on December 31, 2004 may be surrendered to the Company during the 90-day period following the date that the BJ Services stockholders approved the Merger (March 31, 2010) in return for a payment (in cash and/or in shares of Common Stock of the Company as determined by the Company) equal in value to the excess of (I) the higher of (1) the per share value of the merger consideration received by stockholders of BJ Services or (2) the highest per share price of common stock of BJ Services during the period commencing on August 31, 2009 and ending on March 31, 2010, over (II) the per share exercise price under the stock option (prior to the assumption of the stock option of the Company), multiplied by the number of shares of BJ Services common stock subject to the stock option (prior to the assumption of the stock option by the Company).

Q.	To what extent does the Surrender Feature apply to the stock options following the consummation of the Merger?

A.	The Surrender Feature does not apply to a NQSO or ISO to the extent that the NQSO or ISO was not exercisable on December 31, 2004. Further, the Surrender Feature commenced on March 31, 2010 and shall end on the date that is 90 days following such date.

Q.	Will the Company withhold taxes on the exercise of your stock option?

A.	The issuance of any compensation, cash or shares pursuant to your exercise of a NQSO, ISO, or a Surrender Feature, will not be made until you have made appropriate arrangements satisfactory to the Company for the payment of all tax amounts required to be withheld by the Company. These arrangements may include payment of a check from you to the Company or the authorization by you to withhold shares with a fair market value equal to the Company’s minimum statutory withholding obligations.
Tax Treatment of Stock Options
     The following is a general discussion of the United States Federal income tax consequences of participating in the plans. Foreign, State and local tax treatments may vary from the United States Federal income tax treatment and are not discussed in this summary. In any event, you should consult your tax advisor about your particular transactions. The plans are not subject to the provisions of the Employee Retirement Income Security Act of 1974, which is referred to in this prospectus supplement as “ERISA,” and are not qualified under Section 401(a) of the Internal Revenue Code of 1986, which is referred to in this prospectus supplement as the “Code.”
Q.	Were you taxed when you received your stock options?

A.	No. At the time you received a stock option grant, no taxes were due.

Q.	What is the difference between incentive stock options and non-qualified stock options?

A.	Incentive stock options, also referred to as “ISOs,” are stock options that qualify for special federal income tax treatment pursuant to Section 422 of the Code. Stock options that do not qualify under Section 422 are referred to as nonqualified stock options or NQSOs. Your stock options are ISOs only if you were an employee of BJ Services or an employee of one of BJ Services’ subsidiaries and your stock option agreement indicates that the stock options granted under that agreement are ISOs. If no such designation is made, your stock options are NQSOs.

Even if your stock options are designated as ISOs, you must comply with all of the applicable requirements under the Code to qualify for ISO treatment. If a stock option holder has exercisable ISOs for which the total fair market value of the underlying common stock (determined on the date of grant of the ISO) exceeded $100,000 in a year, some of that option holder’s ISOs will generally be taxed as NQSOs and treated as NQSOs under the plans.

Q.	Were nonemployee directors of BJ Services granted ISOs?

A.	No. Nonemployee directors of BJ Services were not eligible to receive ISOs.

Q.	Are ISOs and NQSOs taxed differently?

A.	Yes. ISOs offer significant income tax advantages, as explained below.

Q.	What is the federal income tax treatment of an ISO?

A.	With an ISO, in general, you pay no federal income tax when you exercise your stock option. Federal income tax is payable only when you sell the shares of stock you acquired after exercising your stock option. When you sell the shares, you pay tax on the gain. The tax rate depends on how long you hold the shares before you sell them, but will be at the long-term capital gain rate if the sale is not a disqualifying sale. See also “What is the tax treatment of a disqualifying sale of ISO shares?” below. However, you may be subject to the alternative minimum tax with respect to the acquisition of stock acquired through an ISO exercise. You should consult with your tax advisor before exercising your ISO.

We are not entitled to any business expense deduction for the grant or exercise of an ISO or the disposition of the shares acquired by the exercise of an ISO (except in the case of a disqualifying sale).

Under the Code, if your employment is terminated for any reason, other than death or a total and permanent disability, you must exercise your ISOs within 3 months of termination to be eligible for treatment as an ISO. The 3-month period is extended to 12 months for termination due to total and permanent disability, and is waived upon termination due to death. The terms of your ISO grant may specify additional conditions that would result in the termination of your stock option if your employment is terminated.

Q.	How are losses treated on the sale of ISO shares?

A.	If the sales price of the stock is less than the exercise price, you will have a capital loss. The loss is either long-term or short-term, depending on how long you hold the shares before you sell them.

How the capital losses affect your tax liability depends upon your other capital transactions during the year. The mechanics of dealing with capital losses are set forth in Internal Revenue Service (“IRS”) Schedule D of Form 1040. You should consult with your tax advisor to determine the proper income tax treatment of your sale.

Q.	What is the tax treatment of a disqualifying sale of ISO shares?

A.	A sale of ISO shares that you have held for 12 months or less from the date you exercised the stock option, or 24 months or less from the date of the grant, is a disqualifying sale.

Upon a disqualifying sale of ISO shares, if the fair market value of the shares on the date of exercise (or, if less, the sales proceeds) exceeds the fair market value of the shares on the grant date, this excess is taxed as ordinary income. This ordinary income will be reported to the IRS on Form W-2 for that year. We generally may claim a business expense deduction for the same amount as the compensation received by the employee on the disqualifying disposition of the ISO shares. The balance of the gain (or loss), if any, realized upon such a disposition of ISO shares will be treated as long-term or short-term capital gain (or loss) depending on how long you held the shares before you sell them.

Q.	What is the federal income tax treatment of an NQSO?

A.	With an NQSO, you are subject to taxes:
•	when you exercise the NQSO; and

•	when you sell the shares of stock you acquire as a result of exercising your NQSO.
The excess of the fair market value of the purchased stock option shares on the exercise date over the grant price is taxed as ordinary income in that year and is subject to income, medicare, and social security tax withholding. The ordinary income and withholding taxes will be reported to the IRS on Form W-2 for that year. We generally may claim a business expense deduction for the same amount as the compensation received by the employee on exercise of a NQSO.

When you sell the shares of stock you acquire as a result of exercising your NQSO, any appreciation (or depreciation) in the value of the stock after the exercise date is treated as a capital gain (or loss) for federal income tax purposes. The amount of tax you pay on a capital gain or loss depends on how long you hold these shares before you sell them. We are not entitled to any deduction when you sell these shares.

If you incur a capital loss, the effect of the loss on your tax liability depends upon your other capital transactions during the year. The mechanics of dealing with capital gains and losses are set forth in IRS Schedule D of Form 1040.

Q.	Are there any tax consequences of assigning your NQSO award to an immediate family member?

A.	The transfer of an NQSO to an immediate family member (if permitted by the terms of the stock option) may result in gift tax consequences to you. In addition, upon exercise of the transferred NQSO by your immediate family member, the fair market value of the purchased shares on the exercise date over the grant price is taxed as ordinary income to you in that year and is subject to income tax and social security tax withholding.

Q.	What are your payment choices for tax withholding for your stock options?

A.	To the extent we are required to withhold federal, state, local or foreign taxes in connection with any exercise or payment to you under the plans, it will be a condition to your exercise or the payment to you that you make arrangements satisfactory to us to pay taxes required to be withheld. These arrangements may include payment of a check from you to the Company, the authorization by you to withhold shares with a fair market value equal to the Company’s minimum statutory withholding obligations, tendering mature shares of our Common Stock that you already own, or a combination of these methods.
Other Information You Should Know
     The plans are not qualified under Section 401(a) of the Code. The grant of stock options under the plans is not subject to the provisions of the Employee Retirement Income Security Act of 1974.
PLAN OF DISTRIBUTION
     This prospectus covers the shares of our common stock that are issuable upon exercise of options granted to certain former employees or non-employee directors of BJ Services and assumed by us in connection with our acquisition of BJ Services. Former employees and non-employee directors include executors, administrators or beneficiaries of the estates of deceased employees or non-employee directors, guardians or members of a committee for incompetent former employees or non-employee directors, or similar persons duly authorized by law to administer the estate or assets of former employees or non-employee directors. We are offering these shares of our common stock directly to the holders of these options according to the terms of their option agreements. We are not using an underwriter in connection with this offering. These shares will be listed for trading on the New York Stock Exchange.
     In order to facilitate the exercise of the options, we will furnish, at our expense, such reasonable number of copies of this prospectus to each holder of options as the holder may request, together with instructions that such copies be delivered to the beneficial owners of these options.
LEGAL MATTERS
     The validity of the securities has been passed upon by William D. Marsh, our Assistant Secretary and Deputy General Counsel. As of March 31, 2010, Mr. Marsh owned 16,056 shares of common stock (including presently exercisable options that are or will become exercisable in the next 60 days and restricted stock) and an additional 9,457 options to purchase shares of common stock.
EXPERTS
     The consolidated financial statements, and the related financial statement schedule, incorporated in this prospectus by reference from Baker Hughes Incorporated’s Annual Report on Form 10-K for the year ended December 31, 2009, and the effectiveness of Baker Hughes Incorporated’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

PROSPECTUS
$2,000,000,000
Baker Hughes Incorporated
DEBT SECURITIES
COMMON STOCK
PREFERRED STOCK
WARRANTS

     We, Baker Hughes Incorporated, may offer from time to time our debt securities, common stock, preferred stock and warrants. This prospectus describes the general terms of these securities and the general manner in which we will offer these securities. The specific terms of any securities we offer will be included in a supplement to this prospectus. The prospectus supplement will also describe the specific manner in which we will offer the securities. Any prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and the accompanying prospectus supplement carefully before you make your investment decision.
     Our common stock is listed on the New York Stock Exchange under the trading symbol “BHI.”
     Investing in our securities involves risks. See the section entitled “Risk Factors” on page 1 of this prospectus.
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is June 1, 2009.

ABOUT THIS PROSPECTUS
     This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, which we refer to as the “SEC,” using a “shelf” registration process. Under this shelf registration process, we may, over time, offer and sell any combination of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities that we may offer. Each time we offer securities, we will provide one or more prospectus supplements that will contain specific information about the terms of that offering. A prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading “Where You Can Find More Information” below. You should rely only on the information included or incorporated by reference in this prospectus and the applicable prospectus supplement. We have not authorized anyone else to provide you with different information. We are not making an offer to sell in any jurisdiction in which the offer is not permitted. You should not assume that the information in the prospectus, any prospectus supplement or any other document incorporated by reference in this prospectus is accurate as of any date other than the dates of those documents.
     Unless the context requires otherwise or unless otherwise noted, all references in this prospectus or any prospectus supplement to “Baker Hughes” and to the “company,” “we,” “us” or “our” are to Baker Hughes Incorporated and its subsidiaries.
WHERE YOU CAN FIND MORE INFORMATION
     Each time we offer to sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. This prospectus, together with the applicable prospectus supplement, will include or refer you to all material information relating to each offering.
     We file annual, quarterly and current reports, proxy statements and other information with the SEC (File No. 001-9397). Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov and at our web site at http://www.bakerhughes.com. You may also read and copy at prescribed rates any document we file at the SEC’s public reference room at 100 F Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the SEC’s public reference room by calling the SEC at 1-800-SEC-0330.
     Our common stock is listed on the New York Stock Exchange under the symbol “BHI.” Our reports, proxy statements and other information may be read and copied at the New York Stock Exchange at 11 Wall Street, 5th Floor, New York, New York 10005.
     The SEC allows us to “incorporate by reference” the information that we file with them, which means that we can disclose important information to you by referring you to other documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the following documents and all documents that we subsequently file with the SEC

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under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than, in each case, information furnished rather than filed):
•	our annual report on Form 10-K for the year ended December 31, 2008;

•	our quarterly report on Form 10-Q for the three months ended March 31, 2009;

•	our current reports on Form 8-K, filed with the SEC on March 24, 2009 and March 31, 2009; and

•	the description of our common stock set forth in the registration statement on Form 8-A/A, filed with the SEC on August 24, 2007.
     You may request a copy of these filings (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing), at no cost, by writing to us at the following address or calling the following number:
Baker Hughes Incorporated
Attention: Corporate Secretary
2929 Allen Parkway, Suite 2100
Houston, Texas 77019-2118
(713) 439-8600
FORWARD-LOOKING STATEMENTS
     We have made in this prospectus and in the reports and documents incorporated herein by reference, and may from time to time otherwise make in other public filings, press releases and discussions with our management, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, (each a “forward-looking statement”). The words “anticipate,” “believe,” “ensure,” “expect,” “if,” “intend,” “estimate,” “probable,” “project,” “forecasts,” “predict,” “outlook,” “aim,” “will,” “could,” “should,” “would,” “may,” “likely” and similar expressions, and the negative thereof, are intended to identify forward-looking statements. Our forward-looking statements are based on assumptions that we believe to be reasonable but that may not prove to be accurate. The statements do not include the potential impact of future transactions, such as an acquisition, disposition, merger, joint venture or other transaction that could occur. We undertake no obligation to publicly update or revise any forward-looking statement. Our expectations regarding our business outlook, including changes in revenue, pricing, capital spending, profitability, strategies for our operations, impact of any common stock repurchases, oil and natural gas market conditions, market share and contract terms, costs and availability of resources, economic and regulatory conditions, and environmental matters are only our forecasts regarding these matters.
     All of our forward-looking information is subject to risks and uncertainties that could cause actual results to differ materially from the results expected. Although it is not possible to identify all factors, these risks and uncertainties include the risk factors and the timing of any of those risk factors described in our annual report on Form 10-K for the year ended December 31, 2008 and those set forth from time to time in our filings with the SEC. These documents are available through our web site or through the SEC’s Electronic Data Gathering and Analysis Retrieval System (“EDGAR”) at http://www.sec.gov.

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ABOUT US
     We are engaged in the oilfield services industry. We are a major supplier of wellbore related products and technology services, including products and services for drilling, formation evaluation, completion and production and reservoir technology and consulting to the worldwide oil and natural gas industry. Our principal executive offices are located at 2929 Allen Parkway, Suite 2100, Houston, Texas 77019-2118, and our telephone number is (713) 439-8600. We maintain a website on the Internet at http://www.bakerhughes.com. Unless specifically incorporated by reference in this prospectus, information that you may find on our website is not part of this prospectus.
RISK FACTORS
     You should carefully consider the factors contained in our annual report on Form 10-K for the fiscal year ended December 31, 2008 under the heading “Risk Factors” and in our quarterly report on Form 10-Q for the three months ended March 31, 2009 under the heading “Risk Factors” before investing in our securities. You should also consider similar information contained in any annual report on Form 10-K or other document filed by us with the SEC after the date of this prospectus before deciding to invest in our securities. If applicable, we will include in any prospectus supplement a description of those significant factors that could make the offering described therein speculative or risky.
USE OF PROCEEDS
     Unless specified otherwise in the applicable prospectus supplement, we expect to use the net proceeds we receive from the sale of the securities offered by this prospectus and the accompanying prospectus supplement for general corporate purposes, which may include, among other things:
•	acquisitions;

•	working capital;

•	capital expenditures;

•	repayment of debt; and

•	repurchases and redemptions of securities.
     The precise amount and timing of the application of such proceeds will depend upon our funding requirements and the availability and cost of other capital. Pending any specific application, we may initially invest funds in short-term marketable securities or apply them to the reduction of short-term indebtedness.

RATIO OF EARNINGS TO FIXED CHARGES
     The following table sets forth our ratio of earnings to fixed charges for the periods indicated.

	Three Months Ended March 31,		Year Ended December 31,
	2009	2008	2008	2007	2006	2005	2004
Ratio of earnings to fixed charges	5.9	18.2	14.4	18.2	17.1	11.2	6.9
     For the periods indicated above, we had no outstanding shares of preferred stock with required dividend payments. Therefore, the ratios of earnings to fixed charges and preferred stock dividends are identical to the ratios presented in the table above.

DESCRIPTION OF DEBT SECURITIES
General
     The debt securities will not be secured by any property or assets of Baker Hughes. Thus, by owning a debt security, you are one of our unsecured creditors.
     The debt securities will rank equally with all of our other unsecured and unsubordinated debt.
     The indenture does not limit our ability to incur additional indebtedness.
     The debt indenture and its associated documents, including your debt security, contain the full legal text of the matters described in this section and your prospectus supplement. We have filed the indenture with the SEC as an exhibit to our registration statement, of which this prospectus is a part. See “Where You Can Find More Information” above for information on how to obtain copies of them.
     This section and your prospectus supplement summarize all the material terms of the indenture and your debt security. They do not, however, describe every aspect of the indenture and your debt security. For example, in this section and your prospectus supplement we use terms that have been given special meaning in the indenture, but we describe the meaning for only the more important of those terms. Your prospectus supplement will have a more detailed description of the specific terms of your debt security.
Indenture
     The debt securities are governed by a document called an indenture. The indenture is a contract between us and The Bank of New York Mellon Trust Company, N.A., the trustee.
     The trustee under the indenture has two main roles:
•	First, the trustee can enforce your rights against us if we default. There are some limitations on the extent to which the trustee acts on your behalf, which we describe later under “—Default, Remedies and Waiver of Default.”

•	Second, the trustee performs administrative duties for us, such as sending you interest payments and notices.
Series of Debt Securities
     We may issue as many distinct series of debt securities under the indenture as we wish. This section summarizes terms of the securities that apply generally to all series. The provisions of the indenture allow us not only to issue debt securities with terms different from those of debt securities previously issued under the indenture, but also to “reopen” a previously issued series of debt securities and issue additional debt securities of that series. We will describe most of the financial and other specific terms of your series in the prospectus supplement for that series. Those terms may vary from the terms described here.
     As you read this section, please remember that the specific terms of your debt security as described in your prospectus supplement will supplement and, if applicable, may modify or replace the general terms described in this section. If there are any differences between your prospectus supplement and this prospectus, your prospectus supplement will control. Thus, the statements we make in this section may not apply to your debt security.
     When we refer to a series of debt securities, we mean a series issued under the indenture. When we refer to your prospectus supplement, we mean the prospectus supplement describing the specific terms of the debt security you purchase. The terms used in your prospectus supplement will have the meanings described in this prospectus, unless otherwise specified.
Amounts of Issuances
     The indenture does not limit the aggregate amount of debt securities that we may issue or the number of series or the aggregate amount of any particular series. We may issue debt securities and other securities at any time without your consent and without notifying you.

     The indenture and the debt securities do not limit our ability to incur other indebtedness or to issue other securities. Also, unless otherwise specified below or in your prospectus supplement, we are not subject to financial or similar restrictions by the terms of the debt securities.
Principal Amount, Stated Maturity and Maturity
     The principal amount of a debt security means the principal amount payable at its stated maturity, unless that amount is not determinable, in which case the principal amount of a debt security is its face amount.
     The term “stated maturity” with respect to any debt security means the day on which the principal amount of your debt security is scheduled to become due. The principal may become due sooner, by reason of redemption or acceleration after a default or otherwise in accordance with the terms of the debt security. The day on which the principal actually becomes due, whether at the stated maturity or earlier, is called the “maturity” of the principal.
     We also use the terms “stated maturity” and “maturity” to refer to the days when other payments become due. For example, we may refer to a regular interest payment date when an installment of interest is scheduled to become due as the “stated maturity” of that installment. When we refer to the “stated maturity” or the “maturity” of a debt security without specifying a particular payment, we mean the stated maturity or maturity, as the case may be, of the principal.
Specific Terms of Debt Securities
     Your prospectus supplement will describe the specific terms of your debt security, which will include some or all of the following:
•	the title of the series of your debt security;

•	any limit on the total principal amount of the debt securities of the same series;

•	the stated maturity;

•	the currency or currencies for principal and interest, if not U.S. dollars;

•	the price at which we originally issue your debt security, expressed as a percentage of the principal amount, and the original issue date;

•	whether your debt security is a fixed rate debt security, a floating rate debt security or an indexed debt security;

•	if your debt security is a fixed rate debt security, the yearly rate at which your debt security will bear interest, if any, and the interest payment dates;

•	if your debt security is a floating rate debt security, the interest rate basis; any applicable index currency or index maturity, spread or spread multiplier or initial base rate, maximum rate or minimum rate; the interest reset, determination, calculation and payment dates; the day count convention used to calculate interest payments for any period; the business day convention; and the calculation agent;

•	if your debt security is an indexed debt security, the principal amount, if any, we will pay you at maturity, interest payment dates, the amount of interest, if any, we will pay you on an interest payment date or the formula we will use to calculate these amounts, if any, and the terms on which your debt security will be exchangeable for or payable in cash, securities or other property;

•	if your debt security may be converted into or exercised or exchanged for common or preferred stock or other securities of Baker Hughes or debt or equity securities of one or more third parties, the terms on which conversion, exercise or exchange may occur, including whether conversion, exercise or exchange is mandatory, at the option of the holder or at our option, the period during which conversion, exercise or exchange may occur, the initial conversion, exercise or exchange price or rate and the circumstances or manner in which the amount of common or preferred stock or other securities issuable upon conversion, exercise or exchange may be adjusted;

•	if your debt security is also an original issue discount debt security, the yield to maturity;

•	if applicable, the circumstances under which your debt security may be redeemed at our option or repaid at the holder’s option before the stated maturity, including any redemption commencement date, repayment date(s), redemption price(s) and redemption period(s);

•	the authorized denominations, if other than $1,000 and multiples of $1,000;

•	the depositary for your debt security, if other than The Depository Trust Company (“DTC”), and any circumstances under which the holder may request securities in non-global form, if we choose not to issue your debt security in book-entry form only;

•	if applicable, the circumstances under which we will pay additional amounts on any debt securities held by a person who is not a United States person for tax purposes and under which we can redeem the debt securities if we have to pay additional amounts;

•	the names and duties of any co-trustees, depositaries, paying agents, transfer agents or registrars for your debt security, as applicable; and

•	any other terms of your debt security, which could be different from those described in this prospectus.
Governing Law
     The debt indenture and the debt securities will be governed by New York law.
Form of Debt Securities
     We will issue each debt security only in registered form, without coupons, unless we specify otherwise in the applicable prospectus supplement. In addition, we will issue each debt security in global—i.e., book-entry—form only, unless we specify otherwise in the applicable prospectus supplement. Debt securities in book-entry form will be represented by a global security registered in the name of a depositary, which will be the holder of all the debt securities represented by the global security. Those who own beneficial interests in a global debt security will do so through participants in the depositary’s securities clearance system, and the rights of these indirect owners will be governed solely by the applicable procedures of the depositary and its participants. References to “holders” in this section mean those who own debt securities registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in debt securities registered in street name or in debt securities issued in book-entry form through one or more depositaries.
     Unless otherwise indicated in the prospectus supplement, the following is a summary of the depositary arrangements applicable to debt securities issued in global form and for which DTC acts as depositary.
     Each global debt security will be deposited with, or on behalf of, DTC, as depositary, or its nominee, and registered in the name of a nominee of DTC. Except under the limited circumstances described below, global debt securities are not exchangeable for definitive certificated debt securities.
     Ownership of beneficial interests in a global debt security is limited to institutions that have accounts with DTC or its nominee, or persons that may hold interests through those participants. In addition, ownership of beneficial interests by participants in a global debt security will be evidenced only by, and the transfer of that ownership interest will be effected only through, records maintained by DTC or its nominee for a global debt security. Ownership of beneficial interests in a global debt security by persons that hold those interests through participants will be evidenced only by, and the transfer of that ownership interest within that participant will be effected only through, records maintained by that participant. DTC has no knowledge of the actual beneficial owners of the debt securities. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the participants through which the beneficial owners entered the transaction. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities they purchase in definitive form. These laws may impair your ability to transfer beneficial interests in a global debt security.
     We will make payment of principal of, and interest on, debt securities represented by a global debt security registered in the name of or held by DTC or its nominee to DTC or its nominee, as the case may be, as the registered owner and holder of the global debt security representing those debt securities. DTC has advised us that upon receipt of any payment of principal of, or interest on, a global debt security, DTC immediately will credit accounts of participants on its book-entry registration and transfer system with payments in amounts proportionate to their respective interests in the principal amount of that global debt security, as shown in the records of DTC. Payments by participants to owners of beneficial interests in a global debt security held through those participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the sole responsibility of those participants, subject to any statutory or regulatory requirements that may be in effect from time to time.
     Neither we, any trustee nor any of our respective agents will be responsible for any aspect of the records of DTC, any nominee or any participant relating to, or payments made on account of, beneficial interests in a permanent global debt security or for maintaining, supervising or reviewing any of the records of DTC, any nominee or any participant relating to such beneficial interests.
     A global debt security is exchangeable for definitive debt securities registered in the name of, and a transfer of a global debt security may be registered to, any person other than DTC or its nominee, only if:
•	DTC notifies us that it is unwilling or unable to continue as depositary for that global security or has ceased to be a registered clearing agency and we do not appoint another institution to act as depositary within 60 days; or

•	we notify the trustee that we wish to terminate that global security.
     Any global debt security that is exchangeable pursuant to the preceding sentence will be exchangeable in whole for definitive debt securities in registered form, of like tenor and of an equal aggregate principal amount as the global debt security, in denominations specified in the applicable prospectus supplement, if other than $1,000 and multiples of $1,000. The definitive debt securities will be registered by the registrar in the name or names instructed by DTC. We expect that these instructions may be based upon directions received by DTC from its participants with respect to ownership of beneficial interests in the global debt security.
     Except as provided above, owners of the beneficial interests in a global debt security will not be entitled to receive physical delivery of debt securities in definitive form and will not be considered the holders of debt securities for any purpose under the indenture. No global debt security shall be exchangeable except for another global debt security of like denomination and tenor to be registered in the name of DTC or its nominee. Accordingly, each person owning a beneficial interest in a global debt security must rely on the procedures of DTC and, if that person is not a participant, on the procedures of the participant through which that person owns its interest, to exercise any rights of a holder under the global debt security or the indenture.
     We understand that, under existing industry practices, in the event that we request any action of holders, or an owner of a beneficial interest in a global debt security desires to give or take any action that a holder is entitled to give or take under the debt securities or the indenture, DTC would authorize the participants holding the relevant beneficial interests to give or take that action. Additionally, those participants would authorize beneficial owners owning through those participants to give or take that action or would otherwise act upon the instructions of beneficial owners owning through them.
     DTC has advised us as follows:
•	DTC is:
•	a limited-purpose trust company organized under the New York Banking Law,

•	a “banking organization” within the meaning of the New York Banking Law,

•	a member of the Federal Reserve System,

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and

•	a “clearing agency” registered under Section 17A of the Securities Exchange Act of 1934.
•	DTC was created to hold securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in those securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates.

•	DTC’s participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations.

•	DTC is owned by a number of its participants and by the New York Stock Exchange, Inc., the NYSE Amex LLC and the Financial Industry Regulatory Authority, Inc.

•	Access to DTC’s book-entry system is also available to others, such as banks, brokers, dealers and trust companies, that clear through or maintain a custodial relationship with a participant, either directly or indirectly.
     The rules applicable to DTC and its participants are on file with the SEC.
     Investors may hold interests in the debt securities outside the United States through the Euroclear System (“Euroclear”) or Clearstream Banking (“Clearstream”) if they are participants in those systems, or indirectly through organizations which are participants in those systems. Euroclear and Clearstream will hold interests on behalf of their participants through customers’ securities accounts in Euroclear’s and Clearstream’s names on the books of their respective depositaries which in turn will hold such positions in customers’ securities accounts in the names of the nominees of the depositaries on the books of DTC. At the present time JPMorgan Chase Bank, National Association will act as U.S. depositary for Euroclear, and Citibank, National Association will act as U.S. depositary for Clearstream. All securities in Euroclear or Clearstream are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts.
     The following is based on information furnished by Euroclear or Clearstream, as the case may be.
     Euroclear has advised us that:
•	It was created in 1968 to hold securities for participants of Euroclear and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash;

•	Euroclear includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries;

•	Euroclear is operated by Euroclear Bank S.A./ N.V., as operator of the Euroclear System (the “Euroclear Operator”), under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation (the “Cooperative”);

•	The Euroclear Operator conducts all operations, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear participants. Euroclear participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include underwriters of debt securities offered by this prospectus;

•	Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly;

•	Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the “Terms and Conditions”);

•	The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear participants, and has no record of or relationship with persons holding through Euroclear participants; and

•	Distributions with respect to debt securities held beneficially through Euroclear will be credited to the cash accounts of Euroclear participants in accordance with the Terms and Conditions, to the extent received by the U.S. depositary for Euroclear.
     Clearstream has advised us that:
•	It is incorporated under the laws of Luxembourg as a professional depositary and holds securities for its participating organizations and facilitates the clearance and settlement of securities transactions between Clearstream participants through electronic book-entry changes in accounts of Clearstream participants, thereby eliminating the need for physical movement of certificates;

•	Clearstream provides to Clearstream participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries;

•	As a professional depositary, Clearstream is subject to regulation by the Luxembourg Monetary Institute;

•	Clearstream participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include underwriters of debt securities offered by this prospectus;

•	Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream participant either directly or indirectly; and

•	Distributions with respect to the debt securities held beneficially through Clearstream will be credited to cash accounts of Clearstream participants in accordance with its rules and procedures, to the extent received by the U.S. depositary for Clearstream.
     We have provided the following descriptions of the operations and procedures of Euroclear and Clearstream solely as a matter of convenience. These operations and procedures are solely within the control of Euroclear and Clearstream and are subject to change by them from time to time. Neither we, any underwriters nor the trustee takes any responsibility for these operations or procedures, and you are urged to contact Euroclear or Clearstream or their respective participants directly to discuss these matters.
     Secondary market trading between Euroclear participants and Clearstream participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Euroclear and Clearstream and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.
     Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Euroclear or Clearstream participants, on the other, will be effected within DTC in accordance with DTC’s rules on behalf of the relevant European international clearing system by its U.S. depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving debt securities in DTC, and making or receiving payment in accordance with normal procedures. Euroclear participants and Clearstream participants may not deliver instructions directly to their respective U.S. depositaries.
     Because of time-zone differences, credits of securities received in Euroclear or Clearstream as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits, or any transactions in the securities settled during such processing, will be reported to the relevant Euroclear participants or Clearstream participants on that business day. Cash received in Euroclear or Clearstream as a result of sales of securities by or through a Euroclear participant or a Clearstream participant to a DTC participant will be received with value on the business day of settlement in DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day following settlement in DTC.
     Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures in order to facilitate transfers of debt securities among participants of DTC, Euroclear and Clearstream, they are under no obligation to perform or continue to perform such procedures and they may discontinue the procedures at any time.
Redemption or Repayment
     If there are any provisions regarding redemption or repayment applicable to your debt security, we will describe them in your prospectus supplement.
     We or our affiliates may purchase debt securities from investors who are willing to sell from time to time, either in the open market at prevailing prices or in private transactions at negotiated prices. Debt securities that we or they purchase may, at our discretion, be held, resold or canceled.

Mergers and Similar Transactions
     We are generally permitted under the indenture to merge or consolidate with another corporation or other entity. We are also permitted under the indenture to sell all or substantially all of our assets to another corporation or other entity. With regard to any series of debt securities, however, we may not take any of these actions unless all the following conditions, among other things, are met:
•	If the successor entity in the transaction is not Baker Hughes, the successor entity must be organized as a corporation, limited liability company, partnership or trust and must expressly assume our obligations under the debt securities of that series and the indenture. The successor entity may be organized under the laws of the United States, any state thereof or the District of Columbia.

•	Immediately after the transaction, no default under the debt securities of that series has occurred and is continuing. For this purpose, “default under the debt securities of that series” means an event of default with respect to that series or any event that would be an event of default with respect to that series if the requirements for giving us default notice and for our default having to continue for a specific period of time were disregarded. We describe these matters below under “—Default, Remedies and Waiver of Default.”
     If the conditions described above are satisfied with respect to the debt securities of any series, we will not need to obtain the approval of the holders of those debt securities in order to merge or consolidate or to sell our assets. Also, these conditions will apply only if we wish to merge or consolidate with another entity or sell all or substantially all of our assets to another entity. We will not need to satisfy these conditions if we enter into other types of transactions, including any transaction in which we acquire the stock or assets of another entity, any transaction that involves a change of control of Baker Hughes but in which we do not merge or consolidate and any transaction in which we sell less than substantially all our assets.
     If we sell all or substantially all of our assets, we will be released from all our liabilities and obligations under the debt securities of any series and the indenture.
Defeasance, Covenant Defeasance and Satisfaction and Discharge
     When we use the term defeasance, we mean discharge from some or all of our obligations under the indenture. If we deposit with the trustee funds or government securities, or if so provided in your prospectus supplement, obligations other than government securities, sufficient to make payments on any series of debt securities on the dates those payments are due and payable and other specified conditions are satisfied, then, at our option, either of the following will occur:
•	we will be discharged from our obligations with respect to the debt securities of such series (“legal defeasance”); or

•	we will be discharged from any covenants we make in the indenture for the benefit of such series and the related events of default will no longer apply to us (“covenant defeasance”).
     If we defease any series of debt securities, the holders of such securities will not be entitled to the benefits of the indenture, except for our obligations to register the transfer or exchange of such securities, replace stolen, lost or mutilated securities or maintain paying agencies and hold moneys for payment in trust. In case of covenant defeasance, our obligation to pay principal, premium and interest on the applicable series of debt securities will also survive.
     We will be required to deliver to the trustee an opinion of counsel that the deposit and related defeasance would not cause the holders of the applicable series of debt securities to recognize gain or loss for federal income tax purposes. If we elect legal defeasance, that opinion of counsel must be based upon a ruling from the United States Internal Revenue Service or a change in law to that effect.
     In addition, we may satisfy and discharge all our obligations under the indenture with respect to debt securities of any series, other than our obligation to register the transfer of and exchange debt securities of that series, provided that we either:
•	deliver all outstanding debt securities of that series to the trustee for cancellation; or

•	all such debt securities not so delivered for cancellation have either become due and payable or will become due and payable at their stated maturity within one year or are to be called for redemption within one year, and in the case of this bullet point, we have deposited with the trustee in trust an amount of cash sufficient to pay the entire indebtedness of such debt securities, including interest to the stated maturity or applicable redemption date.

Default, Remedies and Waiver of Default
     You will have special rights if an event of default with respect to your series of debt securities occurs and is continuing, as described in this subsection.
     Events of Default
     Unless your prospectus supplement says otherwise, when we refer to an event of default with respect to any series of debt securities, we mean any of the following:
•	we do not pay the principal or any premium on any debt security of that series on the due date;

•	we do not pay interest on any debt security of that series within 30 days after the due date;

•	we do not deposit a sinking fund payment with regard to any debt security of that series within 60 days after the due date, but only if the payment is required under provisions described in the applicable prospectus supplement;

•	we remain in breach of our covenants regarding mergers or sales of substantially all of our assets or any other covenant we make in the indenture for the benefit of the relevant series, for 90 days after we receive a notice of default stating that we are in breach and requiring us to remedy the breach. The notice must be sent by the trustee or the holders of at least 25% in principal amount of the relevant series of debt securities;

•	we file for bankruptcy or other events of bankruptcy, insolvency or reorganization relating to Baker Hughes occur; or

•	if the applicable prospectus supplement states that any additional event of default applies to the series, that event of default occurs.
     Remedies if an Event of Default Occurs
     If an event of default has occurred with respect to any series of debt securities and has not been cured or waived, the trustee or the holders of not less than 25% in principal amount of all debt securities of that series then outstanding may declare the entire principal amount of the debt securities of that series to be due immediately. If the event of default occurs because of events in bankruptcy, insolvency or reorganization relating to Baker Hughes, the entire principal amount of the debt securities of that series will be automatically accelerated, without any action by the trustee or any holder.
     Each of the situations described above is called an acceleration of the stated maturity of the affected series of debt securities. If the stated maturity of any series is accelerated and a judgment for payment has not yet been obtained, the holders of a majority in principal amount of the debt securities of that series may cancel the acceleration for the entire series.
     Indentures governing our outstanding public debt contain so-called “cross-acceleration” events of default, and the absence of such an event of default in the indenture could disadvantage holders of the debt securities by preventing the trustee from pursuing remedies under the indenture at a time when our other creditors may be exercising remedies under these other indentures.
     If an event of default occurs, the trustee will have special duties. In that situation, the trustee will be obligated to use those of its rights and powers under the indenture, and to use the same degree of care and skill in doing so, that a prudent person would use in that situation in conducting his or her own affairs.
     Except as described in the prior paragraph, the trustee is not required to take any action under the indenture at the request of any holders unless the holders offer the trustee reasonable protection from expenses and liability. This is called an indemnity. If the trustee is provided with an indemnity reasonably satisfactory to it, the holders of a majority in principal amount of all debt securities of the relevant series may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the trustee with respect to that series. These majority holders may also direct the trustee in performing any other action under the indenture with respect to the debt securities of that series.
     Before you bypass the trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to any debt security, all of the following must occur:
•	the holder of your debt security must give the trustee written notice that an event of default has occurred with respect to the debt securities of your series, and the event of default must not have been cured or waived;

•	the holders of not less than 25% in principal amount of all debt securities of your series must make a written request that the trustee take action because of the default, and they or other holders must offer to the trustee indemnity reasonably satisfactory to the trustee against the cost and other liabilities of taking that action;

•	the trustee must not have taken action for 60 days after the above steps have been taken; and

•	during those 60 days, the holders of a majority in principal amount of the debt securities of your series must not have given the trustee directions that are inconsistent with the written request of the holders of not less than 25% in principal amount of the debt securities of your series.
     You are entitled at any time, however, to bring a lawsuit for the payment of money due on your debt security on or after its stated maturity (or, if your debt security is redeemable, on or after its redemption date).
     Book-entry and other indirect owners should consult their banks or brokers for information on how to give notice or direction to or make a request of the trustee and how to declare or cancel an acceleration of the maturity.
     Waiver of Default
     The holders of not less than a majority in principal amount of the debt securities of any series may waive a default for all debt securities of that series. If this happens, the default will be treated as if it has not occurred. No one can waive a payment default on your debt security, however, without the approval of the particular holder of that debt security.
     Annual Information about Defaults to the Trustee
     We will furnish to the trustee every year a written statement of two of our officers certifying that to their knowledge we are in compliance with the indenture and the debt securities, or else specifying any default under the indenture.
Modifications and Waivers
     There are three types of changes we can make to the indenture and the debt securities.
     First, there are changes that cannot be made without the approval of each holder of a debt security affected by the change, including, among others:
•	changing the stated maturity for any principal or interest payment on a debt security;

•	reducing the principal amount, the amount payable on acceleration of the maturity after a default, the interest rate or the redemption price for a debt security;

•	permitting redemption of a debt security if not previously permitted;

•	impairing any right a holder may have to require repurchase of its debt security;

•	impairing any right that a holder of a convertible debt security may have to convert the debt security;

•	changing the currency of any payment on a debt security;

•	changing the place of payment on a debt security;

•	impairing a holder’s right to sue for payment of any amount due on its debt security;

•	reducing the percentage in principal amount of the debt securities of any one or more affected series, taken separately or together, as applicable, the approval of whose holders is needed to change the indenture or those debt securities or waive our compliance with the indenture or to waive defaults; and

•	changing the provisions of the indenture dealing with modification and waiver in any other respect, except to increase any required percentage referred to above or to add to the provisions that cannot be changed or waived without approval of the holder of each affected debt security.
     The second type of change does not require any approval by holders of the debt securities of an affected series. These changes are limited to clarifications and changes that would not adversely affect the debt securities of that series in any material respect. Nor do we need any approval to make changes that affect only debt securities to be issued after the changes take effect. We may also make changes or obtain waivers that do not adversely affect a particular debt security, even if they affect other debt securities. In those cases, we do not need to obtain the approval of the holder of the unaffected debt security; we need only obtain any required approvals from the holders of the affected debt securities.
     Any other change to the indenture and the debt securities would require the following approval:
•	If the change affects only the debt securities of a particular series, it must be approved by the holders of a majority in principal amount of the debt securities of that series.

•	If the change affects the debt securities of more than one series of debt securities, it must be approved by the holders of a majority in principal amount of all series affected by the change, with the debt securities of all the affected series voting together as one class for this purpose (and of any affected series that by its terms is entitled to vote separately as a series, as described below).

•	If the terms of a series entitle the holders of debt securities of such series to vote as separate class on any change, it must be approved as required under those terms.
     The same majority approval would be required for us to obtain a waiver of any of our covenants in the indenture. Our covenants include the promises we make about merging or selling substantially all of our assets, which we describe above under “—Mergers and Similar Transactions.” If the holders approve a waiver of a covenant, we will not have to comply with it. The holders, however, cannot approve a waiver of any provision in a particular debt security, or in the indenture as it affects that debt security, that we cannot change without the approval of the holder of that debt security as described above, unless that holder approves the waiver.
     Book-entry and other indirect owners should consult their banks or brokers for information on how approval may be granted or denied if we seek to change the indenture or any debt securities or request a waiver.
     Only holders of outstanding debt securities of the applicable series will be eligible to take any action under the indenture, such as giving a notice of default, declaring an acceleration, approving any change or waiver or giving the trustee an instruction with respect to debt securities of that series. Also, we will count only outstanding debt securities in determining whether the various percentage requirements for taking action have been met. Any debt securities owned by us or any of our affiliates or surrendered for cancellation or for payment or redemption of which money has been set aside in trust are not deemed to be outstanding.
     In some situations, we may follow special rules in calculating the principal amount of a debt security that is to be treated as outstanding for the purposes described above. This may happen, for example, if the principal amount is payable in a non-U.S. dollar currency, increases over time or is not to be fixed until maturity.
     We will generally be entitled to set any day as a record date for the purpose of determining the holders that are entitled to take action under the indenture. In certain limited circumstances, only the trustee will be entitled to set a record date for action by holders. If we or the trustee sets a record date for an approval or other action to be taken by holders, that vote or action may be taken only by persons or entities who are holders on the record date and must be taken during the period that we specify for this purpose, or that the trustee specifies if it sets the record date. We or the trustee, as applicable, may shorten or lengthen this period from time to time. This period, however, may not extend beyond the 180th day after the record date for the action. In addition, record dates for any global debt security may be set in accordance with procedures established by the depositary from time to time. Accordingly, record dates for global debt securities may differ from those for other debt securities.
Form, Exchange and Transfer
     If any debt securities cease to be issued in registered global form, they will be issued:
•	only in fully registered form;

•	without interest coupons; and

•	unless we indicate otherwise in your prospectus supplement, in denominations of $1,000 and multiples of $1,000.
     Holders may exchange their debt securities for debt securities of smaller denominations or combined into fewer debt securities of larger denominations, as long as the total principal amount is not changed. You may not exchange your debt securities for securities of a different series or having different terms, unless your prospectus supplement says you may.

     Holders may exchange or transfer their debt securities at the office of the trustee. They may also replace lost, stolen, destroyed or mutilated debt securities at that office. We have appointed the trustee to act as our agent for registering debt securities in the names of holders and transferring and replacing debt securities. We may appoint another entity to perform these functions or perform them ourselves.
     Holders will not be required to pay a service charge to transfer or exchange their debt securities, but they may be required to pay for any tax or other governmental charge associated with the exchange or transfer. The transfer or exchange, and any replacement, will be made only if our transfer agent is satisfied with the holder’s proof of legal ownership. The transfer agent may require an indemnity before replacing any debt securities.
     If we have designated additional transfer agents for your debt security, they will be named in your prospectus supplement. We may appoint additional transfer agents or cancel the appointment of any particular transfer agent. We may also approve a change in the office through which any transfer agent acts.
     If the debt securities of any series are redeemable and we redeem less than all those debt securities, we may block the transfer or exchange of those debt securities during the period beginning 15 days before the day the debt securities to be redeemed are selected for redemption and ending on the day of such selection, in order to freeze the list of holders to prepare the mailing. We may also refuse to register transfers of or exchange any debt security selected for redemption, except that we will continue to permit transfers and exchanges of the unredeemed portion of any debt security being partially redeemed.
     If a debt security is issued as a global debt security, only DTC or other depositary will be entitled to transfer and exchange the debt security as described in this subsection, since the depositary will be the sole holder of the debt security.
     The rules for exchange described above apply to exchange of debt securities for other debt securities of the same series and kind. If a debt security is convertible, exercisable or exchangeable into or for a different kind of security, such as one that we have not issued, or for other property, the rules governing that type of conversion, exercise or exchange will be described in the applicable prospectus supplement.
Payments
     We will pay interest, principal and other amounts payable with respect to the debt securities of any series to the holders of record of those debt securities as of the record dates and otherwise in the manner specified below or in the prospectus supplement for that series.
     We will make payments on a global debt security in accordance with the applicable policies of the depositary as in effect from time to time. Under those policies, we will pay directly to the depositary, or its nominee, and not to any indirect owners who own beneficial interests in the global debt security. An indirect owner’s right to receive those payments will be governed by the rules and practices of the depositary and its participants.
     We will make payments on a debt security in non-global, registered form as follows. We will pay interest that is due on an interest payment date by check mailed on the interest payment date to the holder at his or her address shown on the trustee’s records as of the close of business on the regular record date. We will make all other payments by check at the paying agent described below, against surrender of the debt security. All payments by check will be made in next-day funds—i.e., funds that become available on the day after the check is cashed.
     Alternatively, if a non-global debt security has a face amount of at least $1,000,000 and the holder asks us to do so, we will pay any amount that becomes due on the debt security by wire transfer of immediately available funds to an account at a bank in New York City, on the due date. To request wire payment, the holder must give the paying agent appropriate wire transfer instructions at least five business days before the requested wire payment is due. In the case of any interest payment due on an interest payment date, the instructions must be given by the person or entity who is the holder on the relevant regular record date. In the case of any other payment, payment will be made only after the debt security is surrendered to the paying agent. Any wire instructions, once properly given, will remain in effect unless and until new instructions are given in the manner described above.
     Book-entry and other indirect owners should consult their banks or brokers for information on how they will receive payments on their debt securities.
Paying Agents
     We may appoint one or more financial institutions to act as our paying agents, at whose designated offices debt securities in non-global entry form may be surrendered for payment at their maturity. We call each of those offices a paying agent. We may add, replace or terminate paying agents from time to time. We may also choose to act as our own paying agent. We will specify in the prospectus supplement for your debt security the initial location of each paying agent for that debt security. We must notify the trustee of changes in the paying agents.
     Regardless of who acts as paying agent, all money paid by us to a paying agent that remains unclaimed at the end of two years after the amount is due to a holder will be repaid to us. After that two-year period, the holder may look only to us for payment and not to the trustee, any other paying agent or anyone else.
Notices
     Notices to be given to holders of a global debt security will be given only to the depositary, in accordance with its applicable policies as in effect from time to time. Notices to be given to holders of debt securities not in global form will be sent by mail to the respective addresses of the holders as they appear in the trustee’s records, and will be deemed given when mailed. Neither the failure to give any notice to a particular holder, nor any defect in a notice given to a particular holder, will affect the sufficiency of any notice given to another holder.
     Book-entry and other indirect owners should consult their banks or brokers for information on how they will receive notices.
Our Relationship With the Trustee
     The prospectus supplement for your debt security will describe any material relationships we may have with the trustee.
DESCRIPTION OF CAPITAL STOCK
     Pursuant to our Restated Certificate of Incorporation, we have the authority to issue an aggregate of 765,000,000 shares of capital stock, consisting of 750,000,000 shares of common stock, par value $1.00 per share, and 15,000,000 shares of preferred stock, par value $1.00 per share, issuable in series. As of May 28, 2009, we had 309,677,703 shares of common stock outstanding and no shares of preferred stock outstanding.
     Selected provisions of our organizational documents are summarized below; however, you should read the organizational documents for other provisions that may be important to you. In addition, you should be aware that the summary below does not give full effect to the terms of the provisions of statutory or common law which may affect your rights as a stockholder.
Common Stock
     Common stockholders are entitled to one vote for each share held on all matters submitted to them. The common stock does not have cumulative voting rights, meaning that the holders of a majority of the shares of common stock voting for the election of directors can elect all the directors if they choose to do so.
     Each share of common stock is entitled to participate equally in dividends as and when declared by our board of directors. The payment of dividends on our common stock may be limited by obligations we may have to holders of any preferred stock.
     If we liquidate or dissolve our business, the holders of common stock will share ratably in the distribution of assets available for distribution to stockholders after creditors are paid and preferred stockholders receive their distributions. The shares of common stock have no preemptive rights and are not convertible, redeemable or assessable or entitled to the benefits of any sinking fund.
     All issued and outstanding shares of common stock are fully paid and nonassessable. Any shares of common stock we offer under this prospectus will be fully paid and nonassessable.
     The common stock is listed on the New York Stock Exchange and the SWX Swiss Exchange and trades under the symbol “BHI.”
Preferred Stock
     Our board of directors can, without action by stockholders, issue one or more series of preferred stock. The board can determine for each series the number of shares, designation, relative voting rights, dividend rates, liquidation and other rights, preferences and limitations. In some cases, the issuance of preferred stock could delay or discourage a change in control of us.
     We have summarized material provisions of the preferred stock in this section. This summary is not complete. We will file the form of the preferred stock with the SEC before we issue any of it, and you should read it for provisions that may be important to you.
     The prospectus supplement relating to any series of preferred stock we are offering will include specific terms relating to the offering. These terms will include some or all of the following:
•	the title of the preferred stock;

•	the maximum number of shares of the series;

•	the dividend rate or the method of calculating the dividend, the date from which dividends will accrue and whether dividends will be cumulative;

•	any liquidation preference;

•	any optional redemption provisions;

•	any sinking fund or other provisions that would obligate us to redeem or purchase the preferred stock;

•	any terms for the conversion or exchange of the preferred stock for other securities of us or any other entity;

•	any voting rights; and

•	any other preferences and relative, participating, optional or other special rights or any qualifications, limitations or restrictions on the rights of the shares.
     Any shares of preferred stock we issue will be fully paid and nonassessable.
Delaware Anti-Takeover Law and Certain Charter and Bylaw Provisions
     Our Restated Certificate of Incorporation, Restated Bylaws and the Delaware General Corporation Law, or “DGCL” contain certain provisions that could discourage potential takeover attempts and make it more difficult for our stockholders to change management or receive a premium for their shares.
     Delaware law. We are subject to Section 203 of the DGCL, an anti-takeover law. In general, the statute prohibits a publicly held Delaware corporation from engaging in a business combination with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder. A “business combination” includes a merger, sale of 10% or more of our assets and certain other transactions resulting in a financial benefit to the stockholder. For purposes of Section 203, an “interested stockholder” is defined to include any person that is:
•	the owner of 15% or more of the outstanding voting stock of the corporation;

•	an affiliate or associate of the corporation and was the owner of 15% or more of the corporation’s voting stock outstanding, at any time within three years immediately before the relevant date; and

•	an affiliate or associate of the persons described in the foregoing bullet points.
     However, the above provisions of Section 203 do not apply if:
•	our board approves the transaction that made the stockholder an interested stockholder before the date of that transaction;

•	after the completion of the transaction that resulted in the stockholder becoming an interested stockholder, that stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding shares owned by our officers and directors; or

•	on or subsequent to the date of the transaction, the business combinations approved by our board and authorized at a meeting of our stockholders by an affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.
     Stockholders may, by adopting an amendment to the corporation’s certificate of incorporation or bylaws, elect for the corporation not to be governed by Section 203, effective 12 months after adoption. Neither our Restated Certificate of Incorporation nor our Restated Bylaws exempts us from the restrictions imposed under Section 203. It is anticipated that the provisions of Section 203 may encourage companies interested in acquiring us to negotiate in advance with our board.
     Stockholder Proposals and Director Nominations. Our stockholders can submit stockholder proposals and nominate candidates for our board of directors if the stockholders follow advance notice procedures described in our Restated Bylaws.
     To nominate directors, stockholders must submit a written notice between 120 and 150 days before the first anniversary of the date of our proxy statement for the previous year’s annual stockholders’ meeting. The notice must include the name and address of the stockholder, the class and number of shares owned by the stockholder, information about the nominee required by the SEC and the written consent of the nominee to serve as a director. Our board of directors may require the nominee to furnish the same information as is required in the stockholders’ notice that pertains to the nominee.
     Stockholder proposals must be submitted between 120 and 150 days before the first anniversary of the date of our proxy statement for the previous year’s annual stockholders’ meeting. The notice must include a description of the proposal, the reasons for bringing the proposal before the meeting, the name and address of the stockholder, the class and number of shares owned by the stockholder and any material interest of the stockholder in the proposal.
     In each case, if we did not hold an annual meeting in the previous year or if we have changed the date of the annual meeting by more than 30 days from the date contemplated in the previous year’s proxy statement, stockholders must submit the notice no later than the close of business on the later of the 90th day before the date of the annual meeting or the tenth day after the day we mail notice of or otherwise make public the date of the annual meeting.
     Director nominations and stockholder proposals that are late or that do not include all required information may be rejected. This could prevent stockholders from bringing certain matters before an annual meeting, including making nominations for directors.
     Other Provisions. Our Restated Certificate of Incorporation also provides that:
•	stockholders may act only at an annual or special meeting and not by written consent; and

•	special meetings of stockholders can be called only by our board of directors.
Limitation of Liability; Indemnification
     Our Restated Certificate of Incorporation contains certain provisions permitted under the DGCL relating to the liability of directors. These provisions eliminate a director’s personal liability for monetary damages resulting from a breach of fiduciary duty, except that a director will be personally liable:
•	for any breach of the director’s duty of loyalty to us or our stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	under Section 174 of the DGCL relating to unlawful stock repurchases or dividends; and

•	for any transaction from which the director derives an improper personal benefit.
     These provisions do not limit or eliminate our rights or those of any stockholder to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of a director’s fiduciary duty. These provisions will not alter a director’s liability under federal securities laws.
     Our Restated Bylaws also provide that we must indemnify our directors and officers to the fullest extent permitted by Delaware law and also provide that we must advance expenses, as incurred, to our directors and officers in connection with a legal proceeding to the fullest extent permitted by Delaware law, subject to very limited exceptions.

Stock Exchange
     Our common stock is listed on the New York Stock Exchange under the symbol “BHI.”
Transfer Agent and Registrar
     The Transfer Agent and Registrar for our common stock is BNY Mellon Shareowner Services LLC, 85 Challenger Road, Ridgefield Park, New Jersey 07660. Its phone number is (888) 216-8057.
DESCRIPTION OF WARRANTS
     We may issue warrants to purchase debt securities, common stock or preferred stock. We may issue warrants independently or together with any other securities we offer under a prospectus supplement. Warrants sold with other securities may be attached to or separate from the other securities. We will issue warrants under one or more warrant agreements between us and a warrant agent that we will name in the prospectus supplement.
     We have summarized material provisions of the warrants and the warrant agreements below. This summary is not complete. We will file the form of any warrant agreement with the SEC, and you should read the warrant agreement for provisions that may be important to you.
     The prospectus supplement relating to any warrants we are offering will include specific terms relating to the offering. These terms will include some or all of the following:
•	the title of the warrants;

•	the aggregate number of warrants offered;

•	the designation, number and terms of the debt securities, common stock or preferred stock purchasable upon exercise of the warrants, and procedures by which those numbers may be adjusted;

•	the exercise price of the warrants;

•	the dates or periods during which the warrants are exercisable;

•	the designation and terms of any securities with which the warrants are issued;

•	if the warrants are issued as a unit with another security, the date on and after which the warrants and the other security will be separately transferable;

•	if the exercise price is not payable in U.S. dollars, the foreign currency, currency unit or composite currency in which the exercise price is denominated;

•	any minimum or maximum amount of warrants that may be exercised at any one time; and

•	any terms, procedures and limitations relating to the transferability, exchange or exercise of the warrants.
     Warrant certificates will be exchangeable for new warrant certificates of different denominations at the office indicated in the prospectus supplement.
Exercise of Warrants
     Holders may exercise warrants as described in the prospectus supplement relating to the warrants being offered. Each warrant will entitle the holder of the warrant to purchase for cash at the exercise price provided in the applicable prospectus supplement the principal amount of debt securities or shares of common stock or shares of preferred stock being offered. Upon receipt of payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement, we will, as soon as practicable, forward the debt securities, shares of common stock or shares of preferred stock purchasable upon the exercise of the warrants. If less than all of the warrants represented by the warrant certificate are exercised, we will issue a new warrant certificate for the remaining warrants.

     Holders may exercise warrants at any time up to the close of business on the expiration date provided in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants are void.
     Prior to the exercise of their warrants, holders of warrants will not have any of the rights of holders of the securities subject to the warrants.
Modifications
     We may amend the warrant agreements and the warrants without the consent of the holders of the warrants to cure any ambiguity, to cure, correct or supplement any defective or inconsistent provision, or in any other manner that will not materially and adversely affect the interests of holders of outstanding warrants.
     We may also modify or amend certain other terms of the warrant agreements and the warrants with the consent of the holders of not less than a majority in number of the then outstanding unexercised warrants affected. Without the consent of the holders affected, however, no modification or amendment may:
•	shorten the period of time during which the warrants may be exercised; or

•	otherwise materially and adversely affect the exercise rights of the holders of the warrants.
Enforceability of Rights
     The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligations or relationship of agency or trust for or with any warrant holder. The warrant agent will not have any duty or responsibility if we default under the warrant agreements or the warrant certificates. A warrant holder may, without the consent of the warrant agent, enforce by appropriate legal action on its own behalf the holder’s right to exercise the holder’s warrants.
PLAN OF DISTRIBUTION
     We may sell the securities described in this prospectus from time to time in and outside the United States (a) through underwriters or dealers, (b) directly to purchasers or (c) through agents. The prospectus supplement will include the following information:
•	the terms of the offering;

•	the names of any underwriters or agents;

•	the purchase price of the securities from us and, if the purchase price is not payable in U.S. dollars, the currency or composite currency in which the purchase price is payable;

•	the net proceeds to us from the sale of securities;

•	any delayed delivery arrangements;

•	any underwriting discounts, commissions and other items constituting underwriters’ compensation;

•	any initial public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any commissions paid to agents.
Sale Through Underwriters or Dealers
     If we use underwriters in the sale, the underwriters will acquire the securities for their own account. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless we inform you otherwise in the prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be obligated to purchase all the offered securities if they purchase any of them. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.
     During and after an offering through underwriters, the underwriters may purchase and sell the securities in the open market. These transactions may include overallotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. The underwriters also may impose a penalty bid, which means that selling concessions allowed to syndicate members or other broker-dealers for the offered securities sold for their account may be reclaimed by the syndicate if the offered securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the offered securities, which may be higher than the price that might otherwise prevail in the open market. If commenced, the underwriters may discontinue these activities at any time.
     If we use dealers in the sale of securities, we will sell the securities to them as principals. They may then resell those securities to the public at varying prices determined by the dealers at the time of resale. We will include in the prospectus supplement the names of the dealers and the terms of the transaction.
Direct Sales and Sales Through Agents
     We may sell the securities directly. In this case, no underwriters or agents would be involved. We may also sell the securities through agents we designate from time to time. In the prospectus supplement, we will name any agent involved in the offer or sale of the securities, and we will describe any commissions payable by us to the agent. Unless we inform you otherwise in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.
     We may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act of 1933 with respect to any sale of those securities. We will describe the terms of any such sales in the prospectus supplement.
Delayed Delivery Contracts
     If we so indicate in the prospectus supplement, we may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities from us at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The prospectus supplement will describe the commission payable for solicitation of those contracts.
General Information
     We may have agreements with the agents, dealers and underwriters to indemnify them against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribute with respect to payments that the agents, dealers or underwriters may be required to make. Agents, dealers and underwriters may be customers of, engage in transactions with or perform services for us in the ordinary course of their businesses.
     The securities may or may not be listed on a national securities exchange. We cannot assure you that there will be a market for the securities.
     In compliance with the guidelines of the Financial Industry Regulatory Authority, Inc., or FINRA, the maximum consideration or discount to be received by any FINRA member or independent broker dealer may not exceed 8% of the aggregate amount of the securities offered pursuant to this prospectus and any applicable prospectus supplement.
LEGAL MATTERS
     Unless otherwise indicated in the applicable prospectus supplement, the validity of the securities offered under this prospectus will be passed upon for us by William D. Marsh, our Assistant Secretary and Deputy General Counsel, and Akin Gump Strauss Hauer & Feld LLP, our outside counsel. Additional legal matters may be passed on for us, or any underwriters, dealers or agents, by counsel we will name in the applicable prospectus supplement.
     As of May 28, 2009, William D. Marsh owned 12,268 shares of common stock (including presently exercisable options that are or will become exercisable in the next 60 days) and an additional 5,889 options to purchase shares of common stock.

EXPERTS
     The consolidated financial statements and the related financial statement schedule II, incorporated in this prospectus by reference from Baker Hughes Incorporated’s Annual Report on Form 10-K for the year ended December 31, 2008, and the effectiveness of Baker Hughes Incorporated’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports dated February 25, 2009, which are incorporated herein by reference. Such financial statements and financial statement schedules have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.